UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

AMENDMENT 3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Vodka Brands Corp

(Exact name of registrant as specified in its charter)

Pennsylvania	2080	46-5551820
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Vodka Brands Corp

554 33rd Street

Pittsburgh, PA 15201

Tel: (412) 681-7777

 (Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Mark T. Lucero

Vodka Brands Corp

554 33rd Street

Pittsburgh, PA 15201

Tel: (412) 681-7777

 (Name, address, including zip code, and telephone number,

Including area code, of agent for service)

Copies to:

Brenda Hamilton, Esq.

Hamilton & Associates Law Group, P.A.

101 Plaza Real South, Suite 202 N

Boca Raton, FL 33432

Tel: (561) 416-8956

Fax: (561) 416-2855

www.securitieslawyer101.com

Approximate date of commencement of proposed sale to public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

EXPLANATORY NOTE

This Amendment No. 3 (Amendment No. 3) to the Registration Statement on Form S-1 (File No. 333-205398) of Vodka Brands Corp (Registration Statement) is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 3. This Amendment No. 3 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. OTHER EXPENSES AND ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of securities being registered.

SEC Registration Fees	$ 27
Accounting Fees and Expenses	$ 40,000
Legal fees and expense	$ 50,000
Miscellaneous	$ 5,000
Total	$ 95,027

All amounts are estimates other than the Commission’s registration fee.  We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pennsylvania law permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In the case of proceedings by or in the right of the corporation, Pennsylvania law permits indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Pennsylvania law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Also, under Pennsylvania law, expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section.  Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to our directors and officers, or to persons controlling us, pursuant to our Bylaws or Pennsylvania law, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES

The two years prior to this Offering, we offered and sold securities below.  None of the issuances involved underwriters, underwriting discounts or commissions.  We relied upon Sections 4(2) of the Securities Act, and Rule 506 of the Securities Act of 1933, as amended for the offer and sale of the securities.  We believed these exemptions were available because:

• We are not a blank check company;

• We filed a Form D, Notice of Sales, with the SEC;

• Sales were not made by general solicitation or advertising;

• All certificates had restrictive legends; and

• Sales were made to persons with a pre-existing relationship to members of our management.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

• Access to all our books and records;

• Access to all material contracts and documents relating to our operations; and

• The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Shares Issued for Cash Consideration

On April 17, 2014, we sold 90,000 shares of common stock to Mark T. Lucero, our Founder, Chief Executive Officer, President and Director, at the price of $0.30 per share or an aggregate price of $27,000.

On June 21, 2014, we sold 17,000 shares of common stock to Chad Gabersek at the price of $0.30 per share or an aggregate price of $5,100.

On August 27, 2014, we sold 500,000 shares of common stock to John J. Hadgkiss, our Secretary and Director, at the price of $0.18 per share or an aggregate price of $90,000. On July 7, 2015, we sold an additional 100,000 shares to John J. Hadgkiss at a price of $0.18 per share or an aggregate of $18,000.

On September 23, 2014, we sold 6,000 shares of common stock to Jason Valenti at the price of $0.30 per share or an aggregate price of $1,800.

On October 6, 2014, we sold 10,000 shares of common stock to William Scott Baker at the price of $0.30 per share or an aggregate price of $3,000.

On October 9, 2014, we sold 23,000 shares of common stock to David Quinn at the price of $0.30 per share or an aggregate price of $6,900.

On October 9, 2014, we sold 17,000 shares of common stock to William Pollock, Jr. at the price of $0.30 per share or an aggregate price of $5,100.

On October 20, 2014, we sold 50,000 shares of common stock to Ching Kui Weng at the price of $0.30 per share or an aggregate price of $15,000.

On October 20, 2014, we sold 50,000 shares of common stock to Sara Flasher at the price of $0.30 per share or an aggregate price of $15,000.

On October 21, 2014, we sold 70,000 shares of common stock to George Dayieb at the price of $0.30 per share or an aggregate price of $21,000.

On November 21, 2014, we sold 80,000 shares of common stock to Terry Cook at the price of $0.30 per share or an aggregate price of $24,000.

On December 5, 2014, we sold 10,000 shares of common stock to Yu Chi Wang at the price of $0.30 per share or an aggregate price of $3,000.

On December 18, 2014, we sold 10,000 shares of common stock to Kenneth Ciesielka at the price of $0.30 per share or an aggregate price of $3,000.

On December 18, 2014, we sold 5,000 shares of common stock to Jerry Rabinowitz at the price of $0.30 per share or an aggregate price of $1,500.

On January 22, 2015, we sold 10,000 shares of common stock to Dean Manna at the price of $0.30 per share or an aggregate price of $3,000.

On January 22, 2014, we sold 10,000 shares of common stock to Doreen Mossey at the price of $0.30 per share or an aggregate price of $3,000.

On March 1, 2015, we sold 10,000 shares of common stock to Michael Iacovelli at the price of $0.30 per share or an aggregate price of $3,000.

On March 22, 2015, we sold 10,000 shares of common stock to Subramoniam Jayakomar at the price of $0.30 per share or an aggregate price of $3,000.

On April 15, 2015, we sold 10,000 shares of common stock to Rex Paul Gatto at the price of $0.30 per share or an aggregate price of $3,000.

On April 17, 2015, we sold 7,000 shares of common stock to Thomas Litman at the price of $0.30 per share or an aggregate price of $2,100.

On April 20, 2015, we sold 30,000 shares of common stock to JPDO Holdings, LLC, a company controlled by James Pastore, at the price of $.30 or an aggregate of $9,000.

On May 8, 2015, we sold 16,000 shares of common stock to Mark H. Loevner at the price of $0.30 per share or an aggregated price of $4,800.

On May 15, 2015, we sold 33,333 shares of common stock to Dawn Fuchs at the price of $0.30 per share or an aggregated price of $10,000.

On May 18, 2015 we sold 5,000 shares of common stock to Diane Flynn at the price of $0.30 per share or an aggregated price of $1,500.

On May 28, 2015 we sold 7,000 shares of common stock to Krishnasamy Karuppiah at the price of $0.30 per share or an aggregated price of $2,100.

On June 2, 2015, we sold 5,000 shares of common stock to K.G. Pai at the price of $0.30 per share or an aggregate of $1,500.

Shares Issued for Non - Cash Consideration

On April 21, 2014 we sold 10,010,000 common shares to Mark T. Lucero, our Founder, Chief Executive Officer, President and Director, in exchange for the Blue Diamond, Diamond Girl, White Crystal and Blue Crystal trade names. We valued these shares at $.00004 per share or an aggregate price of $365.

On April 30, 2014, we issued 463,167 common shares to Hamilton & Associates Law Group, P.A., a Florida professional association controlled by Brenda Hamilton, for services rendered. We valued these shares at $0.027 per share or an aggregate of $10,000. On June 19, 2015, we repurchased 363,167 of these shares at the per share price of $0.055 or an aggregate of $20,000.

On September 23, 2014 we sold 20,000 common shares to Jason Valenti for rent of our location at 8179 Steubenville Pike, Imperial, PA 15126.  We valued these shares at $0.30 per share or an aggregate price of $6,000.

On October 3, 2014 we sold 20,000 common shares to George Dayieb for services rendered.  We valued these shares at $0.30 per share or an aggregate price of $6,000.

On October 6, 2014 we sold 20,000 common shares to William Scott Baker for services rendered.  We valued these shares at $0.30 per share or an aggregate price of $6,000.

On October 20, 2014 we sold 10,000 common shares to Ching Kui Weng for services rendered.  We valued these shares at $0.30 per share or an aggregate price of $3,000.

On February 12, 2015, we issued 10,000 common shares to Subramoniam Jayakomar for services rendered to us. We valued these shares at the price of $0.30 per share or an aggregate of $3,000.

On April 20, 2015 we issued 10,000 common shares to RCH Pittsburgh LLC, a Pennsylvania corporation controlled by Rick Hvizdak, as rent for our location at 554 33rd St., Pittsburgh, PA 15201. We valued these shares at $0.30 per share or an aggregated price of $3,000.

Prospective investors were invited to review at our offices, at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares.  Accordingly, even if we are successful in having the shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one.  We intend to seek coverage and publication of information regarding the Company in an accepted publication which permits a "manual exemption”.  This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state.  However, it is not enough for the security to be listed in a recognized manual.  The listing entry must contain following: (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities.  Most of the accepted manuals published that many states expressly recognize are Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports.  A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

Item16.  EXHIBITS

Exhibit No.

Description

3.1	Articles of Incorporation (i)
3.2	By-Laws(i)
5.1	Legal Opinion of Hamilton & Associates Law Group, P.A.(iv)
10.1	Employment Agreement between Vodka Brands Corp and Mark Lucero dated March 7, 2015(i)
10.2	Trademark Assignment Agreement dated April 21, 2014 for Blue Diamond and Diamond Girl trade name (i)
10.3	Trademark Assignment Agreement dated April 20, 2015 for White Crystal and Blue Crystal trade names (i)
10.4	Lease Agreement with Jason Valenti (i)
10.5	Lease Agreement with RCH Pittsburgh LLC (i)
10.6	Consulting Agreement with Subramoniam Jayakumar (i)
10.7	Consulting Agreement with Ching Kui Weng (i)
10.8	Agreement with George Dayieb (i)
10.9	Agreement with William Scott Baker (i)
10.10	Agreement with Anthony Kim (i)
10.11	Consulting Agreement with Todd Diperna (i)
10.12	Purchase Order with the State of Pennsylvania Liquor Control Board (ii)
10.13	Purchase Order with Altia Eesti, AS (ii)
10.14	Rate Schedule-Overflo Warehouse (ii)
23.1	Consent of Urish Popeck & Co., LLC (iii)
23.2	Consent of Hamilton & Associates Law Group, P.A. (included in Exhibit 5.1)

(i) Included as an exhibit to our registration statement on Form S-1 filed with the Securities & Exchange Commission (SEC) on July 1, 2015.

(ii) Included as an exhibit to our registration statement filed with the SEC on August 3, 2015.

(iii) Included as an exhibit to our registration statement filed with the SEC on August 6, 2015.

(iv) Filed herewith.

Item 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2).That, for the purpose of determining any liability under the Securities Act of 1933, each such post-

effective amendment shall be deemed to be a new registration statement relating to the securities offered   therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering   thereof.

(3). To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4). Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission   such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In   the event that a claim for indemnification against such liabilities (other than the payment by the registrant   of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful   defense of any   action, suit or proceeding) is asserted by such director, officer or controlling person in   connection with the securities being registered, the registrant will, unless in the opinion of its counsel the   matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question   whether such indemnification by it is against public policy as expressed in the Act and will be governed   by the final adjudication of such issue.

   (5). Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule   430A, shall be deemed to be part of and included in the registration statement as of the date it is first used  after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that   is part of the registration statement or made in a document incorporated or deemed incorporated by   reference into the registration statement or prospectus that is part of the registration statement will, as to a   purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was   made in the registration statement or prospectus that was part of the registration statement or made in any   such document immediately prior to such date of first use.

(6). That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary

offering of securities of the undersigned registrant pursuant to this registration statement, regardless of   the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to   such purchaser by means of any of the following communications, the undersigned registrant will be a   seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, PA on August 7, 2015.

Vodka Brands Corp

Date: August 7, 2015	By:	/s/ Mark T. Lucero
Mark T. Lucero
Founder, Chief Executive Officer, President and Director
(Principal Executive Officer)

Date: August 7, 2015	By:	/s/ Mark T. Lucero
Mark T. Lucero
Vice President and Acting Chief Financial Officer
(Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/s/ Mark T. Lucero	Founder, Chief Executive Officer, President and Director	August 7, 2015
Mark T. Lucero

/s/ Mark T. Lucero	Vice President, Director and Acting Chief Financial Officer	August 7, 2015
(Principal Accounting Officer)